Zumiez Inc. Reports April 2010 Sales Results

Net Sales Increased 7.8% to $25.7 Million; April 2010 Comparable Store Sales Increased 2.1%

EVERETT, WA -- (Marketwire - May 05, 2010) - Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced that total net sales for the four-week period ended May 1, 2010 increased 7.8% to $25.7 million, compared to $23.8 million for the four-week period ended May 2, 2009. The company's comparable store sales increased 2.1% for the four-week period, versus a comparable store sales decrease of 13.8% in the year ago period.

To hear the Zumiez prerecorded April sales message, please dial (585) 295-6795 (no passcode is required).

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of May 1, 2010 we operate 381 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Company Contact:
Trevor Lang
Chief Financial Officer
Zumiez Inc.
(425) 551-1500, ext. 1564

Investor Contact:
ICR
Chad Jacobs/Brendon Frey
(203) 682-8200